FOR IMMEDIATE RELEASE
Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	Investor Relations
CombinatoRx, Incorporated	CombinatoRx, Incorporated
617-301-7100	857-753-6562
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX PRESENTS FULL DATA ON SYNAVIVE PHASE 2 KNEE OA TRIAL AT EULAR 2009

-- Rapid and Sustained Efficacy Demonstrated with Synavive™ (CRx-102) --

CAMBRIDGE, Mass. – June 12, 2009 - CombinatoRx, Incorporated (NASDAQ: CRXX) today announced the presentation of full data on Synavive (CRx-102) Phase 2 knee osteoarthritis (OA) trial (COMET-1) at EULAR 2009, the Annual European Congress of Rheumatology in Copenhagen on June 12, 2009. The presentation, “CRx-102, a dissociated glucocorticoid (GC), and prednisolone provide safe and effective pain relief in knee osteoarthritis (OA) in a placebo-controlled Phase 2 trial (COMET-1)”, Huttner et.al., describes the full, modified intent-to-treat, safety and efficacy results of Synavive in this clinical trial:

Knee OA efficacy was observed early in treatment and sustained throughout the study in all WOMAC measurement subscales including pain, physical function and stiffness

Combination effects of Synavive were observed in comparison to prednisolone alone, especially in those subjects with greater disease burden

In comparison to prednisolone alone, reduction in hand OA pain was observed early with Synavive and sustained throughout the study.

Safety was established through 14 weeks of treatment:

No treatment-related serious adverse events were reported,

All adverse events, with the exception of headaches, were equally distributed among treatment arms,

A 12-month safety extension trial (N=141 subjects from COMET-1) is nearing completion.

“It is common for OA patients to go through phases where inflammation is a significant, painful and debilitating component of the disease. Low-dose prednisolone appears to be effective when combined synergistically with dipyridamole to amplify its anti-inflammatory activity. This suggests that there may be a role for Synavive in the treatment of OA, as it may allow for the use of prednisolone at what appear to be safe but still effective dose levels,” said Kenneth Huttner, MD, Medical Director at CombinatoRx. “We look forward to the 12-month safety data which will extend our view of the clean safety profile observed through 14 weeks”.

About Osteoarthritis

Osteoarthritis is the most common degenerative joint disease and a frequent cause of physical disability among older adults. According to the Arthritis Foundation, more than 21 million people in the United States suffer from the disease. Osteoarthritis affects the hands, lower back, neck, and weight-bearing joints such as the knees, hips, and foot joints. Symptoms of osteoarthritis range from stiffness and intermittent mild pain to severe joint pain and impaired biomechanical function. Although there is no cure for most forms of osteoarthritis, various therapies can help patients manage symptoms such as NSAIDs, Coxibs, local analgesics, intra-articular corticosteroid injection and/or surgery.

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About Synavive

Synavive is a novel dissociated glucocorticoid product candidate designed to enhance the anti-inflammatory benefits of glucocorticoids, without associated side effects. Synavive contains the cardiovascular agent, dipyridamole, and a very low dose of the glucocorticoid, prednisolone. Synavive is under development as a uniquely-engineered once-daily aligned-release co-formulation. Synavive is thought to act through a novel multi-target mechanism of action in which dipyridamole synergistically and selectively amplifies prednisolone's anti-inflammatory and immunomodulatory activities by inhibiting key cell mediators of inflammation. In prior proof-of-concept clinical trials, Synavive demonstrated a powerful anti-inflammatory effect and rapid onset of action in patients with osteoarthritis and rheumatoid arthritis and was generally well-tolerated. Synavive is in Phase 2 clinical development for the treatment of immuno-inflammatory conditions.

About CombinatoRx:

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action, striking at the biological complexities of human disease. The CombinatoRx proprietary drug discovery technology provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx, please visit www.combinatorx.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its product candidate Synavive and its clinical potential, its drug discovery technology, and business plans. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the CombinatoRx drug discovery technology, the Company's ability to initiate and successfully complete clinical trials of Synavive, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of Synavive and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2009 CombinatoRx, Incorporated. All rights reserved. -end-

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com